XFIT BRANDS, INC.

CERTIFICATE OF DESIGNATION

CONVERTIBLE PREFERRED STOCK, SERIES A

CONVERTIBLE PREFERRED STOCK, SERIES A. There is hereby created a series of preferred stock designated as Convertible Preferred Stock, Series A (the “Series A Preferred Stock”), which will consist of 1,000 shares. The Series A Preferred Stock shall have the preferences, voting powers, relative, participating, optional or other special rights and privileges, and the qualifications, limitations and restrictions as provided below:

1. DIVIDENDS AND DISTRIBUTIONS. The Series A Preferred Stock shall not be entitled to any dividends or distributions except in the case XFit Brands, Inc. (the “Corporation”) shall declare any dividend or distribution on the Corporation’s common stock, par value $0.0001 per share (“Common Stock”) the holders of the Series A Preferred Stock shall be entitled to receive dividends and distributions along with the holders of the Common Stock on an “as if converted” basis.

2. LIQUIDATION RIGHTS. In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, distributions shall be made to the holders of Series A Preferred Stock in respect of such Series A Preferred Stock, in the following manner:

(a) SERIES A PREFERRED LIQUIDATION PREFERENCE. The holders of the Series A Preferred Stock shall be entitled to be paid a preferred distribution out of the assets of the Corporation available for distribution to holders of its capital stock of all amounts payable hereunder on account of the liquidation of the Corporation prior to the payment of any amounts on account of the liquidation of the Corporation to the holders of the Common Stock or any other class of capital stock of the Corporation. The liquidation preference payable to the holders of the Series A Preferred Stock shall be equal to the sum of (i) $2,500.00 per share (the “Stated Value”), as appropriately adjusted to reflect any stock split, stock dividend, combination, recapitalization and the like (collectively a “Recapitalization”) (the “Series A Preferred Stock Liquidation Preference”). If, upon the occurrence of a liquidation, dissolution or winding up, the assets and funds thus distributed among the holders of all classes of preferred stock shall be insufficient to permit the payment to such holders of the Series A Preferred Stock their full liquidation preferences, then the entire assets and funds of the Corporation legally available for distribution to the holders of capital stock shall be distributed first to the holders of the Series A Preferred Stock and then all other classes of preferred stock then outstanding.

(b) VALUATION OF SECURITIES AND PROPERTY. In the event the Corporation proposes to distribute assets other than cash in connection with any liquidation, dissolution or winding up of the Corporation, the value of the assets to be distributed to the holders of shares of Series A Preferred Stock shall be determined in good faith by the Board of Directors of the Corporation.

3. CONVERSION. The Series A Preferred Stock is subject to conversion at the times and on the terms set forth in this Section 3:

(a) RIGHT OF HOLDER TO CONVERT.

i.	Election to Convert. Each share of Series A Preferred Stock shall initially be convertible, at the option of the holder thereof, at any time at the principal office of the Corporation or any transfer agent for the Series A Preferred Stock, on sixty-one (61) days written notice, into 66,000 shares of Common Stock, subject to adjustment as provided herein.

ii.	Mechanics of Conversion. Before a holder of Series A Preferred Stock shall be entitled to convert their shares into shares of Common Stock and to receive certificates therefor, such holder shall surrender the certificate or certificates representing their Series A Preferred Stock, duly endorsed, at the principal office of the Corporation or of any transfer agent for the Series A Preferred Stock, and shall give written notice to the Corporation at such office that such holder elects to convert the same. The Corporation shall, as soon as practicable after such delivery, but in no event later than three (3) days after such delivery, issue and deliver to such holder of the Series A Preferred Stock, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid upon conversion. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of the Series A Preferred Stock to be converted, and the holder or holders entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

(b) ADJUSTMENT OF CONVERSION PRICE.

(i) Subdivisions, Combinations, or Consolidations of Common Stock. In the event the outstanding shares of Common Stock shall be subdivided, combined or consolidated, by stock split, stock dividend or distribution, combination or like event, into a greater or lesser number of shares of Common Stock, the Conversion Price in effect immediately prior to such subdivision, combination, consolidation or stock dividend or distribution shall, concurrently with the effectiveness of such subdivision, combination, stock dividend or distribution or consolidation, be proportionately adjusted.

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(ii) Reclassifications. In the case, at any time after the date hereof, of any capital reorganization or any reclassification of the stock of the Corporation (other than as a result of a stock dividend or subdivision, split-up or combination of shares), or the consolidation or merger of the Corporation with or into another person (other than a consolidation or merger in which the Corporation is the continuing entity and which does not result in any change in the Common Stock), the Corporation, directly or indirectly, effects any sale, lease, license, assignment, transfer, conveyance or other disposition of all or substantially all of its assets in one or a series of related transactions, of any, direct or indirect, purchase offer, tender offer or exchange offer (whether by the Corporation or another person) is completed pursuant to which holders of Common Stock are permitted to sell, tender or exchange their shares for other securities, cash or property, the shares of the Series A Preferred Stock shall, after such transaction or event, be convertible into the kind and number of shares of stock or other securities or property of the Corporation or otherwise to which such holder would have been entitled if immediately prior to such transaction or event, such holder had converted its shares of the Series A Preferred Stock into Common Stock.

(iii) Subsequent Rights Offerings. In addition to any adjustments pursuant to clause (i) or (ii) above, if at any time the Corporation grants, issues or sells any Common Stock equivalents or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of capital stock of the Corporation (the “Purchase Rights”), then each holder of Series A Preferred Stock will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which such holder could have acquired if such holder had held the number of shares of Common Stock acquirable upon complete conversion of such holder’s Series A Preferred Stock immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights.

(iv) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Section 3, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of the Series A Preferred Stock so adjusted a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of a the Series A Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Price at the time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of the Series A Preferred Stock.

(c) ANTI-DILUTION RIGHT. if the Corporation proposes or becomes obligated to issue Common Stock, or any securities convertible into Common Stock or entitling the holder thereof to acquire Common Stock (collectively, “Convertible Securities”), other than an issuance in conjunction with a commercial transaction (each such issuance of Common Stock or Convertible Securities, an “Issue”), each holder of the Series A Preferred Stock shall have the right but not the obligation to subscribe for additional shares of Common Stock or Convertible Securities, as applicable (the “Anti-dilution Right”) as follows:

(i) in the case of an Issue of Common Stock, such number of shares Common Stock such that the ratio after the Issue, assuming full exercise of the Anti-dilution Right, of (i) the aggregate number of shares of Common Stock held by such holder of the Series A Preferred Stock and shares of Common Stock into which Convertible Securities (including the Series A Preferred Stock) held by such holder of the Series A Preferred Stock are convertible, to (ii) the aggregate number of outstanding shares of Common Stock and shares of Common Stock into which outstanding Convertible Securities (including the Series A Preferred Stock) are convertible, shall be the same as the corresponding ratio immediately before the Issue; and

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(ii) in the case of an Issue of Convertible Securities, such number of Convertible Securities such that the ratio after the Issue, assuming full exercise of the Anti-dilution Right, of (i) the aggregate number of shares of Common Stock held by such holder of the Series A Preferred Stock and the shares of Common Stock into which Convertible Securities (including the Series A Preferred Stock) held by such holder are convertible, to (ii) the aggregate number of outstanding shares of Common Stock and shares of Common Stock into which outstanding Convertible Securities (including the Series A Preferred Stock) are convertible, shall be the same as the corresponding ratio immediately before the Issue.

The Corporation shall make commercially reasonable efforts provide written notice to holders of the Series A Preferred Stock of an Issue no less than 10 (ten) business days prior to public announcement of an Issue (the Issue Notice”) setting out (i) the number of shares of Common Stock or Convertible Securities to be issued, (ii) the material terms and conditions of any shares of Common Stock or Convertible Securities to be issued, and (iii) the subscription price per share of Common Stock or Convertible Security to be issued, as applicable.

If a holder of Series A Preferred Stock exercises the Anti-dilution Right in accordance with this clause (c), the subscription price at which the Common Stock or Convertible Securities, as applicable, will be issued by the Corporation to such holder pursuant to such exercise shall be an amount in cash equal to the price for which each share of Common Stock or Convertible Security, as applicable, is issued by the Corporation in connection with the Issue.

If the Corporation issues shares of Common Stock or Convertible Securities for non-cash consideration or if the Corporation enters into a merger agreement or business combination agreement resulting in a combined company, the holder of Series A Preferred Stock shall be entitled to exercise the Anti-dilution Right following completion of such transaction in order to permit such holders to acquire shares of Common Stock or Convertible Securities or voting or equity shares or securities convertible into voting or equity shares of the combined company so as to achieve the same percentage holdings that such holders held in the Corporation prior to such transaction, at the sale price thereunder.

If a holder of Series A Preferred Stock wishes to exercise the Anti-dilution Right in respect of a particular Issue, such holder shall give written notice to the Corporation (the Exercise Notice”) of the exercise of such right and of the number of shares of Common Stock or Convertible Securities, as applicable, such holder wishes to purchase within fifteen (15) business days after the date of receipt of the Issue Notice (the “Anti-Dilution Right Notice Period”). Such holder will make commercially reasonable efforts, to the extent practicable, to deliver any Exercise Notice to the Corporation in time for the Anti-dilution Right to be exercised concurrently with the closing of the Issue but will not be obligated to do so.

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If the Corporation receives an Exercise Notice from a holder of Series A Preferred Stock within the Anti-Dilution Right Notice Period, then the Corporation shall, subject to the receipt and continued effectiveness of all required regulatory approvals (including stock exchange approvals), which approvals the Corporation shall use commercially reasonable efforts to promptly obtain (including by applying for any necessary price protection confirmations), and issue to such, against payment of the subscription price payable in respect thereof, that number of shares of Common Stock or Convertible Securities, as applicable, set forth in the Exercise Notice. The closing of any private placement pursuant to an exercise of the Anti-dilution Right by a holder will take place on the date that is not later than twenty (20) business days after the expiry of the Anti-Dilution Right Notice Period, unless all filings, notices, approvals and authorizations necessary to complete the closing of such private placement have not been made, given or obtained by that date, in which case the closing will be extended for such period as is reasonably necessary to obtain the same.

(d) STATUS OF CONVERTED STOCK. In case any shares of the Series A Preferred Stock shall be converted pursuant to Section 3 hereof, the shares so converted shall, at the option of the Corporation, be canceled, and, if not canceled, shall not be reissuable as shares of Series A Preferred Stock but shall be part of the authorized but unissued capital stock of the Corporation.

(e) MISCELLANEOUS. All calculations under this Section 3 shall be made to the nearest cent or to the nearest whole share, as the case may be.

(f) NO IMPAIRMENT. The Corporation will not, through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 3 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of Series A Preferred Stock against impairment.

(g) RESERVATION OF STOCK ISSUABLE UPON CONVERSION. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series A Preferred Stock, such maximum number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series A Preferred Stock. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series A Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

4. VOTING RIGHTS. Except as otherwise required by law or by Section 7, the holders of all of the Series A Preferred Stock issued and outstanding, in the aggregate, shall be entitled to the number of votes equal to the number of shares of Common Stock into which shares of Series A Preferred Stock are convertible on any record date, or, if no such record date is established, at the date such vote is taken or any written consent of stockholders is solicited, such votes to be counted together with all other shares of stock of the Corporation having general voting power and not separately as a class. Fractional votes by the holders of the Series A Preferred Stock shall not, however, be permitted, and any fractional voting rights shall (after aggregating all shares into which shares of Series A Preferred Stock held by each holder could be converted) be rounded to the nearest whole number.

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5. NOTICES OF RECORD DATE. In the event the Corporation sets a record date for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, the Corporation shall mail to each holder of the Series A Preferred Stock, at least twenty (20) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend distribution or right.

6. NOTICES. Any notice required by the provisions of the Certificate to be given to the holders of the Series A Preferred Stock shall be deemed given when deposited in the United States mail, postage prepaid, and addressed to each holder of record at his or her address appearing on the books of the Corporation, or upon actual receipt when personally delivered or sent by overnight or other courier delivery.

7. PROTECTIVE PROVISIONS. So long as any shares of the Series A Preferred Stock are outstanding, the Corporation shall not, without first obtaining the approval of the holders of at least a majority in interest of the Series A Preferred Stock then outstanding, voting as a separate class, take any action that:

(i) alters the rights, preferences or privileges of the Series A Preferred Stock;

(ii) increases or decreases the authorized number of shares of Series A Preferred Stock of the Corporation;

(iii) creates any new class or series of shares that has a preference over the Series A Preferred Stock with respect to liquidation preferences (for the sake of clarity, this provision does not apply to the creation of a class which ranks in parity with the Series A Preferred Stock); or

(iv) reclassifies stock into shares having a preference over the Series A Preferred Stock with respect to liquidation preferences (for the sake of clarity, this provision does not apply to the reclassification of a class which ranks in parity with the Series A Preferred Stock).

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IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designation to be duly executed by its President and attested to by its Secretary and the corporate seal to be affixed hereto, this 10th day of January, 2018.

XFIT BRANDS, INC.

By:	/s/ J. Gregory Barrow
J. Gregory Barrow, CEO

By:	/s/ J.P. Galda
J.P. Galda, Secretary

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